UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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MOTORCAR PARTS OF AMERICA, INC.
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Supplemental Proxy Information: August 21, 2020

A strong commitment to enhancing shareholder value has always been a guiding force throughout Motorcar Parts of America, Inc.’s history.  The execution of the company’s multi-year strategic growth program and its completion are at the forefront of this goal.

Consistent with the overall objective to enhance shareholder value, management consistently strives to communicate the company’s success in reaching its near- and long-term strategic goals. This document is intended to provide additional information to investors regarding the efforts and engagement of the Compensation Committee and the Board to provide a better understanding of the company’s strategies and certain one-time expenditures that may distort short-term performance metrics during the completion of current strategic expansion projects.

In consideration of the disappointing outcome of last year’s Say on Pay vote, the Compensation Committee reached out to shareholders -- representing more than 60 percent of ownership and receiving feedback from at least 40 percent. The Compensation Committee exchanged perspectives with the shareholders and listened carefully to their concerns.  The dialog focused around incentive compensation based upon the company’s strategic initiatives versus metrics directly tied to short term shareholder returns.

As a result of these discussions, the Compensation Committee and management agreed to defer certain incentive equity grants until they restructured the incentive targets.  The new incentive targets for the CEO’s restricted stock grant for the current year, Fiscal Year 2021, include a balance of incentives for timely execution of the strategic initiatives discussed below, and shareholder return metrics.  The company portion of the annual cash incentive award will include among others a shareholder return target for pre-tax return on invested capital (ROIC) reflecting the company’s growth initiatives.  The company also expects shareholder return metrics to improve on a year-over-year basis starting in Fiscal 2022.  For Fiscal Year 2022, the Compensation Committee plans to implement incentive based compensation -- based primarily on shareholder return metrics for annual cash incentive awards.

The Compensation Committee pledges to proactively engage in a regular program of discussions with institutional shareholders, ISS and Glass Lewis throughout the year.  The Compensation Committee is committed to the alignment of incentive compensation with increased shareholder value.  The company recognizes the opportunity to benchmark metrics, looking at performance and with a particular focus on results expected from the implemented strategic initiatives.

The company’s progress is constantly being monitored, evaluated, and discussed at board meetings, operational meetings, on a daily, weekly, monthly, and yearly basis.

Consistent with the overall objective to enhance shareholder value, management consistently strives to communicate the company’s success in reaching its near- and long-term strategic goals. This document is intended to provide additional information to investors regarding the efforts and engagement of the Compensation Committee and the Board to provide a better understanding of the company’s strategies and certain one-time expenditures that may distort short-term performance metrics during the completion of current strategic expansion projects.

Strategic Product Line Expansion Background

By 2018, Motorcar Parts of America achieved approximately a 50 percent market share position in the North American rotating electrical category. To further expand upon reaching this milestone, the company needed to increase its capacity and productivity.

Strategies were carefully analyzed by management and vetted by the board of directors and the company’s lenders, with the goal of establishing a dynamic platform for continued growth to enhance shareholder value. The identified strategies required additional expenditures and included the transition and the ramp up of new product lines. The company’s footprint in Mexico has now tripled and significantly increased in Malaysia.

In discussions with shareholders about strategic growth initiatives, management has consistently emphasized the company’s unique position within the North American aftermarket hard parts industry. Given the company’s significant market share within the rotating electrical category and the success of its wheel hub program and emerging brake-related booster and master cylinder categories, management, with the board’s counsel and support and discussions with key customers, decided to pursue a strategy to further expand its brake-related product offerings with the introduction of brake calipers. This sizable market category, supported by customer demand, contributed to the company’s strategic decision to add to its product line, and invest for the future with a greatly enhanced production footprint in Mexico.  The company believes that these initiatives are the beginning of a new inflection point to enhance the company’s operating model and competitive position in the North American aftermarket, as well as pave the way for significant revenue growth and enhanced shareholder value.

Performance Metric Considerations

The company’s Compensation Committee recognized the importance of designing the compensation plan to reflect the completion of strategic initiatives by the end of Fiscal 2021.  As a result of discussion with a number of shareholders, the Compensation Committee also decided to implement an incentive metric for Fiscal 2021 tied to pre-tax return on invested capital (ROIC) which the company expects to grow as the fruits of these investments evolve.

The short term compensation incentive initiatives revolve around the following transition items which the company believes will result in significantly improved shareholder value:

1) Completion of the relocation of all product lines into the new Mexican distribution center;

2) Completion and ramp up of the new Mexican-based caliper remanufacturing facilities;

3) Utilizing the expanded capacity of our Malaysian and Mexican capacity for other product   categories; and,

  4) Leveraging these low-cost facilities with the transfer of higher cost domestic production and the relocation of certain products to the newly expanded or expanding offshore facilities.

The Compensation Committee recognized the impact of the incremental expenses that were required to accomplish the long-term goals and incorporated these metrics into the short-term performance targets with regard to EBITDA and ROIC.  These bonus targets were designed to ensure that management was aligned with the long-term initiatives of the company, and the Compensation Committee did not want to penalize executives for the expenses incurred while executives were simultaneously pursuing long-term goals to enhance shareholder value.  The company intends to transition its compensation incentive metrics to metrics based on shareholder returns when the company’s transition is substantially completed -- expected by the March 31, 2021 year end.

It should be recognized that large non-cash, non-economic expenses of approximately $33.5M negatively affected results for Fiscal 2020, comprised of:

•	mark-to-market currency valuation fluctuations due to accounting for a US dollar lease on the company’s Mexican subsidiary balance sheet of $11.7 million;

•	mark-to-market currency valuation fluctuations due to forward foreign currency contracts of $6.5 million;

•	core buyback premium amortization -- reflecting a non-cash impact of $4.5 million; and

•	revaluation of the core portion of finished goods on customers’ shelves at the lower of cost or net realizable value of $10.8 million.

While these items do not have actual economic impact, they affect reported financial results and metrics.

The redesigned metrics also applied to annual incentive awards for fiscal 2020 for all Named Executive Officers (“NEOs”) and other key management.

Finally, due to the COVID-19 pandemic, NEOs and all other executives took substantial temporary pay cuts to support cost-cutting measures, which will remain in effect until the overall situation improves.

In summary, Motorcar Parts of America is unique in the remanufacturing business, with no direct peer comparisons in the public market.  The company’s results can be significantly impacted by non-economic expenses.  Management encourages investors to consider the company’s market position and the nearing completion of its Footprint of the Future to support accelerated growth and enhanced shareholder value.  The company expects the transition discussed above once completed will result in excellent shareholder returns.